Exhibit 3.1

REGISTERED OFFICE CERTIFICATE

OF

SILEXION THERAPEUTICS CORP
Cricket Square, Hutchins Drive
P.O. Box 2681
Grand Cayman KY1-1111
Cayman Islands

We, Conyers Trust Company (Cayman) Limited, Registered Office of Silexion Therapeutics Corp (the “Company”) DO HEREBY CERTIFY that the following is a true extract of the ordinary resolution passed at the extraordinary general meeting by the shareholders of the Company dated May 5th 2026, and that such resolution has not been modified.

“Authorized Share Capital Increase Proposal

RESOLVED, as an ordinary resolution, that the authorized share capital of the Company be increased as follows:

from US$121,500 divided into 9,000,000 ordinary shares of a par value of US$0.0135 each,

to US$796,500 divided into 59,000,000 ordinary shares of a par value of US$0.0135 each.”

/s/ Carrie Bunton
Carrie Bunton
for and on behalf of
Conyers Trust Company (Cayman) Limited
Registered Office

Dated this 5th day of May 2026